EXHIBIT 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF IMPAX

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related Notes to Consolidated Financial Statements of Impax for the periods described herein.

Overview

Impax is a specialty pharmaceutical company applying formulation and development expertise, as well as its drug delivery technology, to the development, manufacture and marketing of bioequivalent pharmaceutical products, commonly referred to as “generics,” in addition to the development, manufacture and marketing of branded products. Impax operates in two segments, referred to as “Impax Generics” and “Impax Specialty Pharma.” Impax Generics concentrates its efforts on generic products, which are the pharmaceutical and therapeutic equivalents of brand-name drug products and are usually marketed under their established nonproprietary drug names rather than by a brand name. Impax Specialty Pharma utilizes its specialty sales force to market proprietary branded pharmaceutical products for the treatment of CNS disorders and other select specialty segments. Impax sells its Impax Generics division products within the continental United States and the Commonwealth of Puerto Rico. Impax has no sales in foreign countries.

Impax plans to continue to expand Impax Generics through targeted ANDAs and a first-to-file and first-to-market strategy and to continue to evaluate and pursue external growth initiatives, including acquisitions and partnerships. Impax focuses its efforts on a broad range of therapeutic areas including products that have technically challenging drug-delivery mechanisms or unique product formulations. Impax employs its technologies and formulation expertise to develop generic products that reproduce brand-name products’ physiological characteristics but do not infringe any valid patents relating to such brand-name products. Impax generally focuses its generic product development on brand-name products as to which the patents covering the active pharmaceutical ingredient have expired or are near expiration, and Impax employs its proprietary formulation expertise to develop controlled-release technologies that do not infringe patents covering the brand-name products’ controlled-release technologies. Impax also develops, manufactures, sells and distributes specialty generic pharmaceuticals that Impax believes present one or more competitive advantages, such as difficulty in raw materials sourcing, complex formulation or development characteristics or special handling requirements. In addition to its focus on solid oral dosage products, Impax has expanded its generic pharmaceutical products portfolio to include alternative dosage form products, primarily through alliance and collaboration agreements with third parties. As of December 31, 2017, Impax marketed 225 generic pharmaceuticals, which represent dosage variations of 77 different pharmaceutical compounds through its Impax Generics division; another five of its generic pharmaceuticals representing dosage variations of two different pharmaceutical compounds are marketed by its alliance and collaboration agreement partners. As of December 31, 2017, in its Impax Generics Division, Impax had 17 applications pending at the FDA and 20 other products in various stages of development for which applications have not yet been filed.

The Impax Generics division develops, manufactures, sells, and distributes generic pharmaceutical products primarily through the following sales channels:

•	the “Impax Generics sales channel” for sales of generic prescription products Impax sells directly to wholesalers, large retail drug chains, and others;

•

the “Private Label Product sales channel” for generic pharmaceutical over-the-counter and prescription products Impax sells to unrelated third-party customers who in-turn sell the product to third parties under their own label;

•	the “Rx Partner sales channel” for generic prescription products sold through unrelated third-party pharmaceutical entities under their own label pursuant to alliance agreements; and

•

the “OTC Partner sales channel” for sales of generic pharmaceutical over-the-counter products sold through unrelated third-party pharmaceutical entities under their own label pursuant to alliance agreements.

Revenues from generic products are reported under the caption “Impax Generics, net.”

Impax Specialty Pharma is engaged in the development, sale and distribution of proprietary branded pharmaceutical products that Impax believes represent improvements to already-approved pharmaceutical products addressing CNS disorders, including migraine, multiple sclerosis, Parkinson’s disease and post-herpetic neuralgia, and other select specialty segments. Impax believes that Impax has the research, development and formulation expertise to develop branded products that will deliver significant improvements over existing therapies.

Impax’s branded pharmaceutical product portfolio consists of commercial CNS and other select specialty products, as well as development stage projects. In February 2012, Impax licensed from AZ the exclusive U.S. commercial rights to Zomig® (zolmitriptan) tablet, orally disintegrating tablet and nasal spray formulations pursuant to the terms of the Distribution, License, Development and Supply Agreement between Impax and AstraZeneca UK, Limited, dated as of January 31, 2012 (the “AZ Agreement”), and began sales of the Zomig® products under its label during the year ended December 31, 2012 through its specialty sales force. In May 2013, Impax’s exclusivity period for branded Zomig® tablets and orally disintegrating tablets expired and Impax launched authorized generic versions of those products in the United States. In June 2015, the FDA approved the Zomig® nasal spray for use in pediatric patients 12 years of age or older for the acute treatment of migraine with or without aura. In addition to the Zomig® products and Impax’s internally developed pharmaceutical product, Rytary® for the treatment of Parkinson’s disease, post-encephalitic parkinsonism, and parkinsonism that may follow carbon monoxide intoxication and/or manganese intoxication, which was approved by the FDA on January 7, 2015, Impax is currently engaged in the sales and marketing of Emverm® (mebendazole) 100 mg chewable tablets, indicated for the treatment of pinworm, whipworm, common roundworm, common hookworm, and two other products, all acquired by Impax in its acquisition of Tower Holdings, Inc. (“Tower”) and its subsidiaries on March 9, 2015 (the “Tower Acquisition”). In November 2015, the European Commission granted marketing authorization for Numient® (referred to as Rytary® in the United States). The review of the Numient® application was conducted under the centralized licensing procedure as a therapeutic innovation, and the authorization is applicable in all 28 member states of the European Union, as well as Iceland, Liechtenstein and Norway.

Results of Operations

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Overview

The following table sets forth Impax’s summarized, consolidated results of operations for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,		Increase / (Decrease)
	2017	2016	Dollars	Percentage
Total revenues	$775,787	$824,429	$(48,642)	(6)%
Gross profit (loss)	143,799	(151,102)	294,901	*
(Loss) income from operations	(402,692)	(494,182)	91,490	(19)%
(Loss) income before income taxes	(450,961)	(576,325)	125,364	(22)%
Provision for (benefit from) income taxes	18,326	(104,294)	122,620	*

Net (loss) income	$(469,287)	$(472,031)	$2,744	(1)%

*	Percentage exceeds 100%

Consolidated total revenues for the year ended December 31, 2017 decreased by 6%, or $48.6 million, to $775.8 million compared to $824.4 million for the year ended December 31, 2016. The decrease was primarily attributable to lower Impax Generics division product sales. Selling price for existing products decreased consolidated total revenues by 22%, while volumes for existing products increased consolidated total revenues by 14%, in each case compared to the prior year. The decrease in selling price was primarily the result of additional competition during the year ended December 31, 2017 in generic Adderall XR®, fenofibrate, diclofenac sodium gel, metaxalone and lower prices on epinephrine auto injector, partially offset by volume increases in epinephrine auto injector and Rytary®. New product launches increased consolidated total revenues by 2% compared to the prior year. Impax currently expects pricing pressures on generic products to continue in the industry at least in the near term. Impax is closely monitoring these developments as they related to Impax’s products, customers and end users.

Revenues from the Impax Generics division for the year ended December 31, 2017 were $549.1 million, a decrease of $57.2 million or 9%, over the prior year. The decrease compared to the prior year period was primarily due to increased competition on diclofenac sodium gel, metaxalone, generic Adderall XR® and fenofibrate. These decreases were partially offset by increased sales of its epinephrine auto-injector, budesonide and other products Impax acquired as part of Impax’s acquisition of a portfolio of products acquired from Teva Pharmaceuticals Industries Ltd. and affiliates of Allergan plc in August 2016 (the “Teva Transaction”) compared to the prior year period.

Revenues from Impax’s Specialty Pharma division for the year ended December 31, 2017 were $226.7 million, an increase of $8.6 million or 4% over the prior year. The increase from the prior year period was primarily due to higher sales of Rytary®, partially offset by lower sales of Impax’s anthelmintic products franchise and Zomig®.

Net loss for the year ended December 31, 2017 was $469.3 million, a decrease in Impax’s loss of $2.7 million compared to a net loss of $472.0 million for the year ended December 31, 2016. The net loss for the year ended December 31, 2017 was due to $289.7 million in intangible asset impairment charges and an approximate $74.1 million fixed assets impairment charge of Impax’s Taiwan manufacturing facility associated with its announced sale of the Taiwan operations. Additionally, during the year ended December 31, 2017, revenue from Impax’s generic products decreased due to increased competition and an approximate $48.4 million increase in cost of revenues caused by under-utilization of its plants associated with its restructuring initiatives. Impax’s fiscal year 2016 net loss was driven largely by its $541.6 million asset impairment charges and a $40.3 million reserve recorded as a result of the uncertainty of collection of the receivable due from Turing Pharmaceuticals AG (“Turing”) for reimbursement of Daraprim® chargebacks and Medicaid rebate liabilities pursuant to an Asset Purchase Agreement between Impax and Turing dated August 7, 2015 (the “Turing APA”).

Of the $289.7 million intangible asset impairment charges Impax incurred during the year ended December 31, 2017, Impax recognized $96.9 million in cost of revenues impairment charges and $192.8 million in in-process research and development impairment charges on its consolidated statement of operations. The impairment charge was attributable to eight currently marketed products and four in-process research and development (“IPR&D”) product rights, the majority of which were acquired as part of the Teva Transaction. For the currently marketed products, the impairment charge was the result of continued significant price and volume erosion during the year ended December 31, 2017, resulting in significantly lower expected future cash flows. The IPR&D impairment was the result of delays in the anticipated product launch and related competition in the market.

Impax Generics

The following table sets forth results of operations for the Impax Generics division for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,		Increase / (Decrease)
	2017	2016	Dollars	Percentage
Revenues:
Impax Generics sales, net	$549,077	$606,320	$(57,243)	(9)%

Cost of revenues	454,911	417,316	37,595	9%
Cost of revenues impairment charges	96,865	464,319	(367,454)	(79)%

Gross loss	(2,699)	(275,315)	272,616	(99)%

Operating expenses:
Selling, general and administrative	28,294	20,508	7,786	38%
Research and development	63,245	61,980	1,265	2%
In-process research and development impairment charges	192,809	27,765	165,044	*
Patent litigation expense	827	829	(2)	—%

	Year Ended December 31,		Increase / (Decrease)
	2017	2016	Dollars	Percentage
Change in fair value of contingent consideration	(31,048)	—	(31,048)	*
Fixed assets impairment charges	8,380	—	8,380	*

Total operating expenses	262,507	111,082	151,425	*

Loss from operations	$(265,206)	$(386,397)	$121,191	(31)%

*	Percentage exceeds 100%

Revenues

Total revenues for the Impax Generics division for the year ended December 31, 2017 were $549.1 million, a decrease of $57.2 million or 9%, compared to the prior year. The decrease compared to the prior year period was primarily due to increased competition on diclofenac sodium gel, metaxalone, generic Adderall XR® and fenofibrate. The decreases in revenue related to these products were partially offset by increased sales of Impax’s epinephrine auto-injector, budesonide and other products Impax acquired as part of the Teva Transaction compared to the prior year period.

Cost of Revenues

Cost of revenues was $454.9 million for the year ended December 31, 2017, an increase of $37.6 million from the prior year. The increase was due to $22.4 million of higher intangible asset amortization expenses resulting from the Teva Transaction, an increase of $14.4 million of inventory reserves primarily for bad batches and short-dated product, $11.6 million of additional restructuring costs incurred in connection with the closure of Impax’s Middlesex, New Jersey facility and the reduction-in-force of its technical operations group. The additional costs are offset by lower production costs due to increased absorption primarily as a result of restocking of new product launch inventory.

Cost of Revenues Impairment Charges

Cost of revenues impairment charges was $96.9 million for the year ended December 31, 2017, as compared to $464.3 million for the year ended December 31, 2016. The $96.9 million of impairment charges for the year ended December 31, 2017 were mostly due to continued price and volume erosion on eight currently marketed products, of which six were acquired in the Teva Transaction without an offsetting increase in customer demand, resulting in significantly lower expected future cash flows. The $464.3 million of impairment charges for the year ended December 31, 2016 were primarily due to price reductions taken on certain products acquired as part of the Teva Transaction in order to retain key customers.

Gross Loss

Gross loss for the year ended December 31, 2017 was $2.7 million as compared to gross loss of $275.3 million for the prior year. The decrease in gross loss was due primarily to $367.5 million of lower intangible asset impairment charges offset by an increase of $22.4 million intangible asset amortization expenses both relating to assets acquired in the Teva Transaction. The gross loss decrease was also partially offset by continued price erosion due to competition and customer mix along with an increase of $14.4 million of inventory reserves, $11.6 million of additional restructuring costs incurred with the closure of Impax’s Middlesex, New Jersey facility and the reduction-in-force of its technical operations group.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses for the year ended December 31, 2017 were $28.3 million, as compared to $20.5 million for the year ended December 31, 2016. The $7.8 million increase from the prior year was primarily due to $2.9 million of additional freight costs, $2.8 million of higher supply claims from Impax’s wholesale customers and $2.2 million higher marketing costs.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2017 were $63.2 million, as compared to $62.0 million for the year ended December 31, 2016. The $1.2 million increase from the prior year period was primarily due to $3.3 million of higher internal project costs and $0.8 million of employee termination benefits from the closure of the Impax Generic Division’s research and development site in Middlesex, New Jersey partially offset by $3.4 million of lower external development.

In-process Research and Development Impairment Charges

In-process research and development impairment charges were $192.8 million for the year ended December 31, 2017, as compared to $27.8 million for the year ended December 31, 2016. The $192.8 million of impairment charges for the year ended December 31, 2017 were due to delays in the anticipated launch of products and marketing rights acquired in the Teva Transaction and associated competition in the market. The $27.8 million of impairment charges for the year ended December 31, 2016 were due to delays in the expected start of commercialization and/or lower pricing amid highly competitive market conditions of certain pipeline products, resulting in lower expected future cash flows.

Change in Fair Value of Contingent Consideration

During the year ended December 31, 2017, Impax recognized $31.0 million of income on the change in the fair value of contingent consideration, compared to a minimal change in fair value of contingent consideration recognized during the prior year. Impax is required under the Termination Agreement entered into as a part of the Teva Transaction with Teva to make certain milestone payments to Teva associated with its methylphenidate hydrochloride (generic Concerta®) product. Impax conducted a review of the underlying inputs and assumptions at December 31, 2017, and based on timing and probability of the product launch, and corresponding number of competitors expected to be in the market at both launch and the one-year anniversary of launch, Impax concluded that the fair value of its contingent consideration was $0.

Fixed Assets Impairment Charges

The fixed assets impairment charges recognized during the year ended December 31, 2017 were primarily due to the closure of Impax’s Middlesex, New Jersey manufacturing facility; Impax sold the entity which held the leases to the site to a third party in early 2018. In addition, Impax recognized fixed impairment charges associated with abandoned software. There was no comparable loss in 2016.

Impax Specialty Pharma

The following table sets forth results of operations for the Impax Specialty Pharma division for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,		Increase / (Decrease)
	2017	2016	Dollars	Percentage
Revenues:
Rytary®, net	$91,637	$73,834	$17,803	24%
Zomig®, net	51,115	53,539	(2,424)	(5)%
All other Specialty Pharma Products, net	83,958	90,736	(6,778)	(7)%

Total revenues	226,710	218,109	8,601	4%

Cost of revenues	80,212	69,583	10,629	15%
Cost of revenues impairment charges	—	24,313	(24,313)	(100)%

Gross profit	146,498	124,213	22,285	18%

Operating expenses:
Selling, general and administrative	67,949	61,448	6,501	11%
Research and development	17,602	18,486	(884)	(5)%
In-process research and development impairment charges	—	25,200	(25,200)	(100)%
Fixed assets impairment charges	74,128	—	74,128	*
Patent litigation expense	4,278	6,990	(2,712)	(39)%

Total operating expenses	163,957	112,124	51,833	46

(Loss) income from operations	$(17,459)	$12,089	$(29,548)	*

*	Percentage exceeds 100%

Revenues

Total revenues for the Impax Specialty Pharma division for the year ended December 31, 2017 were $226.7 million, an increase of $8.6 million or 4% over the prior year. The increase from the prior year period was primarily due to higher sales of Rytary®, partially offset by lower sales of Impax’s anthelmintic products franchise and Zomig®.

Cost of Revenues

Cost of revenues was $80.2 million for the year ended December 31, 2017, a $10.6 million increase over the prior year. The increase is primarily due to higher sales of Rytary, increase in inventory reserve of $4.6 million and increase in accelerated depreciation expenses of $9.1 million related to Impax’s manufacturing facility located in Taiwan, which it sold in February of 2018. The cost of revenues increase was partially offset by a reduction in amortization of $10.6 million due to impairment of Emverm® intangible asset in 2016.

Cost of Revenues Impairment Charges

Cost of revenues impairment charges were $24.3 million for the year ended December 31, 2016, primarily as a result of lower than expected script volume for Emverm®. There were no comparable charges during 2017.

Gross Profit

Gross profit for the year ended December 31, 2017 was $146.5 million, or 65% of total revenues, as compared to $124.2 million, or 57% of total revenues, in the prior year. The increase in gross profit was primarily due to higher product sales of Rytary® during the year ended December 31, 2017 and a reduction in intangible asset impairment charges compared to 2016.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2017 were $67.9 million, as compared to $61.4 million for the year ended December 31, 2016. The $6.5 million increase compared to the prior year was primarily due to certain employee termination benefits and higher advertising and promotion costs related to Emverm® and Zomig®.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2017 were $17.6 million, as compared to $18.5 million for the year ended December 31, 2016. The $0.9 million decrease compared to the prior year was primarily due to a $2.6 million AstraZeneca reimbursement to us related to the juvenile toxicity study and pediatric study required by the FDA under the Pediatric Research Equity Act for approval of the nasal formulation of Zomig® for the acute treatment of migraine in pediatric patients ages six through eleven years old pursuant to the terms of the AZ Agreement, as well as reduced expenses related to Impax’s branded initiatives, partially offset by higher spend for its Drug Safety/Pharmacovigilance group of $2.5 million.

In-process Research and Development Impairment Charges

In-process research and development impairment charges were $25.2 million for the year ended December 31, 2016. The impairment charges resulted from management’s decision during the fourth quarter of 2016 to cease development on Impax’s next generation Albenza® product due to continued difficulties in sourcing the active pharmaceutical ingredient for the product. There were no comparable charges during 2017.

Fixed Assets Impairment Charges

The fixed assets impairment charges recorded during the year ended December 31, 2017 were primarily due to a $74.1 million loss associated with a stock and asset purchase agreement Impax entered into with a third party during the year ended December 31, 2017 pursuant to which Impax agreed to sell Impax Taiwan, including its Taiwan facility.. There was no comparable fixed asset impairment charges recorded in 2016.

Patent Litigation Expenses

Patent litigation expenses for the year ended December 31, 2017 were $4.3 million, as compared to $7.0 million for the year ended December 31, 2016. The $2.7 million higher cost during the prior year was primarily due to patent litigation activity related to Zomig® trial during the third quarter of 2016.

Corporate and Other

The following table sets forth corporate general and administrative expenses, as well as other items of income and expense presented below income or loss from operations for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,		Increase / (Decrease)
	2017	2016	Dollars	Percentage
General and administrative expenses	$120,027	$119,874	$153	—%

Interest expense, net	(53,412)	(40,419)	(12,993)	32%
Reserve for Turing receivable	(3,999)	(40,312)	36,313	(90)%
Gain on sale of assets	17,236	175	17,061	*
Loss on debt extinguishment	(1,215)	—	(1,215)	*
Other expense, net	(6,879)	(1,587)	(5,292)	*
Loss before income taxes	(168,296)	(202,017)	33,721	(17)%
Provision for (benefit from) income taxes	$18,326	$(104,294)	$122,620	*

*	Percentage exceeds 100%

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2017 were $120.0 million, as compared to $119.9 million for the year ended December 31, 2016. The $0.1 million increase during 2017 compared to the prior year was primarily due to $8.6 million higher legal expenses compared to the prior year period and $11.7 million integration costs. These higher expenses were largely offset primarily by $5.4 million of lower executive costs, $4.8 million lower share-based compensation costs, $4.3 million of reduction in IT spending, and $1.5 million lower business development spending. The expenses in 2016 also included $3.7 million related to the Teva Transaction, of which there were no comparable charges during year ended December 31, 2017.

Interest Expense, net

Interest expense, net was $53.4 million for the year ended December 31, 2017, a $13.0 million increase from the prior year. Interest expense for 2017 reflected interest on Impax’s $600.0 million convertible senior notes issued in 2015, interest on its $400.0 million Term Loan with Royal Bank of Canada entered into in the third quarter of 2016 to fund the Teva Transaction, and unused line of credit fees on its Revolving Credit Facility with Royal Bank of Canada entered into in 2016. In contrast, prior year interest expense of $40.4 million reflected interest expense on Impax’s Term Loan with Barclays Bank PLC entered into in connection with the financing of the Tower Acquisition, which was repaid in full on June 30, 2016 using proceeds from the issuance of its $600.0 million convertible senior notes. Refer to “Outstanding Debt Obligations” below for additional information related to Impax’s outstanding convertible notes and credit facilities. Interest income was $1.0 million for the year ended December 31, 2017, which was relatively consistent with interest income for the year ended December 31, 2016.

Reserve for Turing Receivable

During the year ended December 31, 2016, Impax recorded a reserve of $40.3 million as a result of the uncertainty of collection of the receivable due from Turing for reimbursement of Daraprim® chargebacks and Medicaid rebate liabilities, as compared to a net $4.0 million of such charges during the year ended December 31, 2017.

Gain on Sale of Assets

During the year ended December 31, 2017, Impax recognized a $12.5 million gain on the sale of 29 ANDAs and one NDA for non-strategic approved generic products, the vast majority of which products were not marketed, and all acquired as part of the Tower Acquisition, and $4.7 million gain from the sale of the its storage warehouse in Hayward, California.

Loss on Debt Extinguishment

During the year ended December 31, 2017, Impax recognized a $1.2 million loss on debt extinguishment related to the voluntary prepayment of $50.0 million on its Term Loan Facility with Royal Bank of Canada. There was no comparable loss in 2016.

Other Expense, Net

Other expense, net was $6.9 million for year ended December 31, 2017, as compared to $1.6 million for the year ended December 31, 2016. The expense for the year ended December 31, 2017 was primarily due to legal settlement costs related to its settlement with Endo Pharmaceuticals Inc. on its marketed oxymorphone hydrochloride tablets, which Impax settled in August 2017, and the suit related to the Telephone Consumer Protection Act.

Income Taxes

During the year ended December 31, 2017, Impax recorded an aggregate tax provision of $18.3 million for U.S. domestic income taxes and foreign income taxes, an increase of $122.6 million compared to an aggregate tax benefit of $104.3 million Impax recorded during the prior year. The effective tax rate decreased to (4.1)% for the year ended December 31, 2017 compared to 18.1% for the year ended December 31, 2016.

The effective income tax rate was (4.1)% for the fiscal year ended December 31, 2017, and reflected the increase in valuation allowance of $77.1 million against net deferred tax assets. Based on an evaluation of both the positive and negative evidence available, as discussed below, Impax determined that it was necessary to establish a valuation allowance against all of its net deferred tax assets for the fiscal year ended December 31, 2017.

A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. When determining the amount of net deferred tax assets that are more likely than not to be realized, Impax assess all available positive and negative evidence. This evidence includes, but is not limited to, scheduled reversal of deferred tax liabilities, prior earnings history, projected future earnings, carry-back and carry-forward periods and the feasibility of ongoing tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset. The weight given to the positive and negative evidence is commensurate with the extent the evidence may be objectively verified. As such, it is generally difficult for positive evidence regarding projected future taxable income (exclusive of reversing taxable temporary differences and carryforwards) to outweigh objective negative evidence of a recent financial reporting loss for the year ended December 31, 2017.

Based on these criteria and the relative weighting of both the positive and negative evidence available, and in particular the activity surrounding its prior earnings history, including the intangible impairments charges recognized during 2017, Impax determined that it was necessary to establish a valuation allowance against all of its net deferred tax assets as of December 31, 2017. Given the objectively verifiable negative evidence of a three-year cumulative loss which, under the provisions of FASB ASC Topic 740 is a significant element of negative evidence that is difficult to overcome, and the weighting of all available positive evidence, Impax excluded projected taxable income from the assessment of income that could be used as a source of taxable income to realize the deferred tax assets.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Overview

The following table sets forth Impax’s summarized, consolidated results of operations for the years ended December 31, 2016 and 2015 (in thousands):

	Year Ended December 31,		Increase / (Decrease)
	2016	2015	Dollars	Percentage
Total revenues	$824,429	$860,469	$(36,040)	(4)%
Gross (loss) profit	(151,102)	352,404	(503,506)	*
(Loss) income from operations	(494,182)	69,568	(563,750)	*
(Loss) income before income taxes	(576,325)	59,368	(635,693)	*
(Benefit from) provision for income taxes	(104,294)	20,371	(124,665)	*
Net (loss) income	$(472,031)	$38,997	$(511,028)	*

*	Percentage exceeds 100%

Consolidated total revenues for the year ended December 31, 2016 decreased by 4%, or $36.1 million, to $824.4 million compared to $860.5 million for the year ended December 31, 2015. The decrease was primarily attributable to lower Impax Generics division product sales, partially offset by higher Impax Specialty Pharma division product sales. Selling price for existing products decreased consolidated total revenues by 16%, while volumes for existing products increased consolidated total revenues by 2%, in each case compared to the prior year. New product launches, including those resulting from acquisitions, increased consolidated total revenues by 9% compared to the prior year.

Revenues from the Impax Generics division decreased by $104.6 million during the year ended December 31, 2016, as compared to the prior year. This decrease was primarily due to lower selling prices across a majority of the products in the division, partially offset by higher sales volumes, including those resulting from product acquisitions. The products that experienced significant declines in selling price during the year ended December 31, 2016 compared to the prior year included diclofenac sodium gel, metaxalone, generic Adderall XR®, and fenofibrate family products. In connection with the pricing declines, Impax recorded $15.0 million in shelf-stock adjustments related to diclofenac sodium gel and metaxalone during 2016. Partially offsetting these pricing declines were price and volume increases of certain products compared to 2015 primarily related to Impax’s epinephrine auto-injector and oxymorphone products.

Revenues from the Impax Specialty Pharma division increased by $68.6 million during the year ended December 31, 2016, as compared to the prior year. The increase was primarily due to higher selling prices and higher sales volumes across a majority of the products in the division including Zomig®, Rytary®, which launched in April 2015, and Impax’s anthelmintic products franchise.

Net loss for the year ended December 31, 2016 was $472.0 million, a decrease of $511.0 million compared to net income of $39.0 million for the year ended December 31, 2015. The net loss for the year ended December 31, 2016 was primarily driven by $541.6 million in intangible asset impairment charges, as compared to $13.7 million of such charges in the prior year, as well as a $40.3 million reserve recorded as a result of the uncertainty of collection of the receivable due from Turing for reimbursement of Daraprim® chargebacks and Medicaid rebate liabilities. Included in Impax’s 2015 results was a $45.6 million gain related to the sale of Daraprim® to Turing, for which there was no comparable gain in 2016.

Of the $541.6 million in intangible asset impairment charges Impax incurred in 2016, $308.4 million of such charges related to certain intangible assets acquired as part of the Teva Transaction. Upon closing the Teva Transaction on August 3, 2016, Impax initiated the process of transferring and securing Teva’s and Allergan’s customers for the acquired products to its account. Impax assumed certain price concessions would occur following the closing. However, Impax elected to take additional price reductions on certain of the acquired products in order to retain key customers. These reductions produced significantly lower than expected operating cash flows from the acquired product lines and triggered an impairment charge of $251.0 million during the third quarter of 2016. Impax experienced even further price reductions on certain of the products acquired in the Teva Transaction during the fourth quarter of 2016, which resulted in $57.4 million of additional intangible asset impairment charges. In total, Impax’s impairment analyses for the products acquired in the Teva Transaction resulted in the recognition of $308.4 million of non-cash impairment charges to earnings, comprised of a $301.7 million charge recorded in cost of revenues impairment charges and a $6.7 million charge recorded in-process research and development impairment charges in its consolidated statement of operations for the year ended December 31, 2016.

During 2016, Impax also incurred other non-cash impairment charges on certain of its intangible assets, primarily related to the products acquired from the Tower Acquisition, totaling $233.2 million. These impairment charges arose primarily due to increased competition, price degradation, product discontinuations and delays in expected product launches. The largest intangible asset impairment charge related to products acquired in the Tower Acquisition was for Impax’s epinephrine auto-injector product, which occurred during the fourth quarter of 2016 and accounted for more than half of the $233.2 million in charges. The impairment charge on the epinephrine auto-injector product was triggered by current and projected price degradation as a result of unexpected changes in the pricing environment and additional competition.

Impax Generics

The following table sets forth results of operations for the Impax Generics division for the years ended December 31, 2016 and 2015 (in thousands):

	Year Ended December 31,		Increase / (Decrease)
	2016	2015	Dollars	Percentage
Revenues:
Impax Generics sales, net	$591,744	$699,844	$(108,100)	(15)%
Rx Partner	14,339	9,307	5,032	54%
Other Revenues	237	1,781	(1,544)	(87)%

Total revenues	606,320	710,932	(104,612)	(15)%

Cost of revenues	417,316	442,742	(25,426)	(6)%
Cost of revenues impairment charges	464,319	7,303	457,016	*

Gross (loss) profit	(275,315)	260,887	(536,202)	*

Operating expenses:
Selling, general and administrative	20,508	29,641	(9,133)	(31)%
Research and development	61,980	52,478	9,502	18%
In-process research and development impairment charges	27,765	6,360	21,405	*
Patent litigation expense	829	2,942	(2,113)	(72)%

Total operating expenses	111,082	91,421	19,661	22%

(Loss) income from operations	$(386,397)	$169,466	$(555,863)	*

*	Percentage exceeds 100%

Revenues

Total revenues for the Impax Generics division for the year ended December 31, 2016 were $606.3 million, a decrease of $104.6 million or 15%, over the prior year. The decrease was primarily due to increased competition on diclofenac sodium gel, metaxalone, and fenofibrate, coupled with lower market share for generic Adderall XR® during the first half of 2016, in each case compared to the prior year. These decreases were partially offset by increased sales of oxymorphone, increased sales of epinephrine auto-injector, which was acquired as part of the Tower Acquisition in March 2015, and sales of the products acquired as part of the Teva Transaction in August 2016, in each case compared to the prior year. In addition, during the year ended December 31, 2016, Impax recorded a $15.0 million shelf-stock adjustment related to diclofenac sodium gel and metaxalone as a result of declining prices during 2016, for which there was no comparable charge in the prior year.

Cost of Revenues

Cost of revenues was $417.3 million for the year ended December 31, 2016, a decrease of $25.4 million from the prior year. The decrease was primarily attributable to lower costs related to decreased product revenue compared to the prior year and the absence of costs related to (i) the step-up to fair value of inventory in connection with the Tower Acquisition, (ii) Hayward remediation activities and (iii) the Philadelphia restructuring, which were all incurred in the prior year but for which Impax did not incur comparable costs in 2016. The reduced costs during 2016 compared to the prior year were partially offset by higher intangible asset amortization expenses resulting from the Teva Transaction and a full year of amortization expense related to products acquired in the Tower Acquisition, along with higher restructuring costs incurred in conjunction with the previously announced closure of the Middlesex, New Jersey facility.

Cost of Revenues Impairment Charges

Cost of revenues impairment charges was $464.3 million for the year ended December 31, 2016, a $457.0 million increase over the prior year. Of this increase, $301.7 million related to impairments recognized on certain intangible assets acquired as part of the Teva Transaction. As discussed above, Impax assumed certain price concessions would occur following the closing of the Teva Transaction on August 3, 2016. However, Impax elected to take additional price reductions on certain of the acquired products in order to retain key customers. These reductions produced significantly lower than expected operating cash flows from the acquired product lines and triggered an impairment charge of $248.0 million during the third quarter of 2016. Impax experienced even further price reductions on certain of the products acquired in the Teva Transaction during the fourth quarter of 2016, which resulted in $53.7 million of additional intangible asset impairment charges recorded in cost of revenues impairment charges.

During 2016, Impax also incurred other non-cash impairment charges recorded to cost of revenues impairment charges on certain of its intangible assets, primarily related to the products acquired from the Tower Acquisition, totaling $162.6 million. These impairment charges arose primarily due to increased competition, price degradation, and product discontinuations. The largest intangible asset impairment charge related to the products acquired in the Tower Acquisition was on Impax’s epinephrine auto-injector product, which occurred during the fourth quarter of 2016. The impairment charge on the epinephrine auto-injector product was triggered by current and projected price degradation as a result of changes in the pricing environment and additional competition.

Gross (Loss) Profit

Gross (loss) for the year ended December 31, 2016 was ($275.3) million, or 45% of total revenues, as compared to gross profit of $260.9 million, or 37% of total revenues, for the prior year. The decreases in gross profit and gross margin were primarily due to intangible asset impairment charges, lower product sales, higher shelf-stock adjustments, increased intangibles amortization, and increased restructuring costs, as noted above. These decreases were partially offset by the absence of remediation costs related to the Hayward facility and the absence of restructuring costs related to the Philadelphia facility in 2016, both incurred in 2015.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses for the year ended December 31, 2016 were $20.5 million, as compared to $29.6 million for the year ended December 31, 2015. The $9.1 million decrease from the prior year was primarily attributable to a decrease in failure to supply claims during 2016.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2016 were $62.0 million, as compared to $52.5 million for the year ended December 31, 2015. The $9.5 million increase from the prior year was primarily due to an increase in external development costs from increased research and development activities and a full year of research and development expenses from the Tower acquired companies.

In-process Research and Development Impairment Charges

In-process research and development impairment charges were $27.8 million for the year ended December 31, 2016, an increase of $21.4 million from the prior year. The 2016 impairment charges included $21.1 million related to products acquired as part of the Tower Acquisition and caused primarily due to delays in the expected start of commercialization and/or lower anticipated pricing of such products amid highly competitive market conditions, resulting in lower forecasted future cash flows. There were $6.4 million of similar charges recorded in the prior year. In addition, the 2016 impairment charges included $6.7 million related to products acquired as part of the Teva Transaction and caused by lower anticipated pricing amid highly competitive market conditions, resulting in lower forecasted future cash flows.

Patent Litigation Expenses

Patent litigation expenses for the year ended December 31, 2016 were $0.8 million, as compared to $2.9 million for the year ended December 31, 2015. The $2.1 million decrease was due to reduced legal activity in 2016 compared to the prior year.

Impax Specialty Pharma

The following table sets forth results of operations for the Impax Specialty Pharma division for the years ended December 31, 2016 and 2015 (in thousands):

	Year Ended December 31,		Increase / (Decrease)
	2016	2015	Dollars	Percentage
Revenues:
Rytary®, net	$73,834	$42,364	$31,470	74%
Zomig®, net	53,539	49,251	4,288	9%
All other Specialty Pharma Products, net	90,736	57,922	32,814	57%

Total revenues	218,109	149,537	68,572	46%

Cost of revenues	69,583	58,020	11,563	20%
Cost of revenues impairment charges	24,313	—	24,313	*

Gross profit	124,213	91,517	32,696	36%

Operating expenses:
Selling, general and administrative	61,448	52,427	9,021	17%
Research and development	18,486	18,144	342	2%
In-process research and development impairment charges	25,200	—	25,200	*
Patent litigation expense	6,990	1,625	5,365	*

Total operating expenses	112,124	72,196	39,928	55%

Income from operations	$12,089	$19,321	$(7,232)	(37)%

*	Percentage exceeds 100%

Revenues

Total revenues for the Impax Specialty Pharma division for the year ended December 31, 2016 were $218.1 million, an increase of $68.6 million or 46% over the prior year. The increase was primarily due to increased sales from Rytary®, which Impax launched in April 2015, and increased revenues resulting from the Tower Acquisition, including sales from its anthelmintic products franchise.

Cost of Revenues

Cost of revenues was $69.6 million for the year ended December 31, 2016, an $11.6 million increase over the prior year. The increase was primarily due to higher costs related to increased product sales and a full year of amortization expense related to products acquired in the Tower Acquisition. Additionally, cost of revenues for the prior year included a $5.4 million step-up to fair value of inventory charge in connection with the Tower Acquisition, for which there was no comparable charge in 2016.

Cost of Revenues Impairment Charges

Cost of revenues impairment charges were $24.3 million for the year ended December 31, 2016. There were no comparable charges during the prior year. The impairment charge was primarily the result of lower than expected script volume for Emverm®.

Gross Profit

Gross profit for the year ended December 31, 2016 was $124.2 million, or 57% of total revenues, as compared to $91.5 million, or 61% of total revenues, in the prior year. The increase in gross profit in 2016 compared to the prior year was primarily due to increased product sales and the absence in 2016 of the $5.4 million step-up to fair value of inventory charge in connection with the Tower Acquisition Impax incurred in 2015, partially offset by higher impairment charges during 2016. The decrease in gross margin during the year ended December 31, 2016 was primarily due to lower selling prices on certain products compared to the prior year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2016 were $61.4 million, as compared to $52.4 million for the year ended December 31, 2015. The $9.0 million increase during the year ended December 31, 2016 was primarily due to expenses related to the sales force expansion to support sales and marketing activities for Rytary® and increased advertising and promotion expenses to support the launch of Emverm® and the new indication of Zomig® nasal spray for pediatric patients approved by the FDA in June 2015. The increase in expenses during 2016 was partially offset by training expenses incurred during the year ended December 31, 2015 to support the launch of Rytary®.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2016 were $18.5 million, as compared to $18.1 million for the year ended December 31, 2015. The $0.4 million increase compared to the prior year was primarily due to increased research and development activities related to Impax’s branded initiatives.

In-process Research and Development Impairment Charges

In-process research and development impairment charges were $25.2 million for the year ended December 31, 2016. There were no comparable charges during the prior year. The impairment charges resulted from management’s decision during the fourth quarter of 2016 to cease development on Impax’s next generation Albenza® product due to continued difficulties in sourcing the active pharmaceutical ingredient for the product.

Patent Litigation Expenses

Patent litigation expenses for the year ended December 31, 2016 were $7.0 million, as compared to $1.6 million for the year ended December 31, 2015. The $5.4 million increase during 2016 compared to the prior year was due to increased patent litigation activity in 2016.

Corporate and Other

The following table sets forth corporate general and administrative expenses, as well as other items of income and expense presented below income from operations for the years ended December 31, 2016 and 2015 (in thousands):

	Year Ended December 31,		Increase / (Decrease)
	2016	2015	Dollars	Percentage
General and administrative expenses	$119,874	$119,219	$655	1%

Interest expense, net	(40,419)	(26,226)	(14,193)	54%
Reserve for Turing receivable	(40,312)	—	(40,312)	*
Gain on sale of asset	—	45,574	(45,574)	*
Loss on debt extinguishment	—	(16,903)	16,903	*
Net change in fair value of derivatives	—	(13,000)	13,000	*
Other (expense) income, net	(1,412)	355	(1,767)	*
Loss before income taxes	(202,017)	(129,419)	(72,598)	56%
(Benefit from) provision for income taxes	$(104,294)	$20,371	$(124,665)	*

*	Percentage exceeds 100%

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2016 were $119.9 million, as compared to $119.2 million for the year ended December 31, 2015. The $0.7 million increase during 2016 compared to the prior year was primarily due to costs recognized in 2016 related to the separation of G. Frederick Wilkinson as Impax’s President and Chief Executive Officer in December 2016 and higher legal expenses compared to the prior year, partially offset by lower transaction and integration expenses related to strategic transactions during 2016 as compared to the transaction and integration expenses incurred related to the Tower Acquisition during the prior year.

Interest Expense, net

Interest expense, net was $40.4 million for the year ended December 31, 2016, a $14.2 million increase from the prior year. Interest expense for 2016 reflected interest on Impax’s $600.0 million convertible senior notes issued in 2015, interest on its $400.0 million Term Loan with Royal Bank of Canada entered into in 2016 to fund the Teva Transaction, and unused line of credit fees on its Revolving Credit Facility with Royal Bank of Canada entered into in 2016. In contrast, prior year interest expense of $27.3 million reflected interest expense on Impax’s Term Loan with Barclays Bank PLC entered into in connection with the financing of the Tower Acquisition, which was repaid in full on June 30, 2016 using proceeds from the issuance of its $600.0 million senior notes. Refer to “Outstanding Debt Obligations” below for additional information related to Impax’s outstanding convertible notes and credit facilities. Interest income was $1.0 million for the year ended December 31, 2016, which was relatively consistent with interest income for the year ended December 31, 2015.

Reserve for Turing Receivable

During the year ended December 31, 2016, Impax recorded a reserve of $40.3 million, representing the amount of the estimated receivable due from Turing for reimbursement of Daraprim® chargebacks and Medicaid rebate liabilities. Impax received $7.7 million in payments from Turing during the fourth quarter of 2016, which reduced the reserve balance of $48.0 million as of September 30, 2016 to the reserve balance of $40.3 million as of December 31, 2016.

Gain on Sale of Asset

During the year ended December 31, 2015, Impax recognized a $45.6 million gain on the sale of its right to Daraprim®. There was no comparable gain in 2016.

Loss on Debt Extinguishment

During the year ended December 31, 2015, Impax recognized a $16.9 million loss on debt extinguishment related to the repayment of its $435.0 million term loan with Barclays Bank PLC. There was no comparable loss in 2016.

Net Change in Fair Value of Derivatives

During the year ended December 31, 2015, Impax recognized a $13.0 million expense as the net change in the fair value of its derivative instruments entered into in conjunction with its convertible senior notes due 2022. This expense resulted from the change in its stock price from June 30, 2015 to December 31, 2015. A third party valuation firm with expertise in valuing financial instruments was engaged to determine the fair value of Impax’s bond hedge derivative asset and conversion option derivative liability at each reporting period. There was no comparable change in the fair value of derivatives during 2016.

Other (Expense) Income, Net

Other expense, net was $1.4 million for the year ended December 31, 2016, a $1.8 million increase from the prior year. The increase was primarily due to the change in the fair value of the contingent consideration due to Teva pursuant to the Termination Agreement with Teva whereby Teva returned to us Impax’s full commercial rights to its then pending ANDA for methylphenidate hydrochloride and due to an increase in fixed asset impairments over the prior year.

Income Taxes

During the year ended December 31, 2016, Impax recorded an aggregate tax benefit of $104.3 million for U.S. domestic income taxes and for foreign income taxes, a decrease of $124.7 million compared to an aggregate tax provision of $20.4 million Impax recorded during the prior year. The decrease in the tax provision during 2016 compared to the prior year resulted from lower income before taxes in the year ended December 31, 2016. The effective tax rate decreased to 18.1% for the year ended December 31, 2016 compared to 34.3% for the year ended December 31, 2015.

The effective income tax rate was 18.1% for the fiscal year ended December 31, 2016, and reflected the establishment of a valuation allowance of $108.8 million against net deferred tax assets. Based on an evaluation of both the positive and negative evidence available, as discussed below, Impax determined that it was necessary to establish a valuation allowance against a significant portion of its net deferred tax assets for the fiscal year ended December 31, 2016.

A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. When determining the amount of net deferred tax assets that are more likely than not to be realized, Impax assesses all available positive and negative evidence. This evidence includes, but is not limited to, scheduled reversal of deferred tax liabilities, prior earnings history, projected future earnings, carry-back and carry-forward periods and the feasibility of ongoing tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset. The weight given to the positive and negative evidence is commensurate with the extent the evidence may be objectively verified. As such, it is generally difficult for positive evidence regarding projected future taxable income (exclusive of reversing taxable temporary differences and carryforwards) to outweigh objective negative evidence of a recent financial reporting loss for the year ended December 31, 2016.

Based on these criteria and the relative weighting of both the positive and negative evidence available, and in particular the activity surrounding its prior earnings history, including the intangible impairments charges recognized during 2016, Impax determined that it was necessary to establish a valuation allowance against a significant portion of its net deferred tax assets as of December 31, 2016. Given the objectively verifiable negative evidence of a three-year cumulative loss which, under the provisions of FASB ASC Topic 740 is a significant element of negative evidence that is difficult to overcome, and the weighting of all available positive evidence, Impax excluded projected taxable income from the assessment of income that could be used as a source of taxable income to realize the deferred tax assets.

Liquidity and Capital Resources

Impax generally funds its operations with cash from operating activities, although Impax hasalso funded its operations with proceeds from the sale of debt and equity securities. Impax’s cash flows from operating activities consist primarily of the proceeds from sales of its products and services.

Impax expects to incur significant operating expenses, including research and development and patent litigation expenses, for the foreseeable future. In addition, Impax is generally required to make cash expenditures to manufacture and/or acquire finished product inventory in advance of selling the finished product to its customers and collecting payment, which may result in a significant use of cash. Impax believes its existing cash and cash equivalents, together with cash expected to be generated from operations and its revolving line of credit facility, will be sufficient to meet its financing requirements through the next 12 months. Impax may, however, seek additional financing through alliance, collaboration, and licensing agreements, as well as from the debt and equity capital markets, to fund capital expenditures, research and development plans, potential acquisitions, and potential revenue shortfalls due to delays in new product introductions or otherwise. Impax cannot be assured that such financing will be available on favorable terms, or at all.

Cash Flows—Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Net cash provided by operations increased by $0.4 million to $84.2 million for the year ended December 31, 2017, from $83.8 million for year ended December 31, 2016. Impax’s cash flows are impacted by its underlying results from operations and related timing of cash receipts and cash disbursements. For the year ended December 31, 2017, while Impax experienced reduced operating results, its working capital management improved in 2017, most notably with inventory and payables.

Net cash used in investing activities for the year ended December 31, 2017 was $9.7 million, a decrease of $617.4 million compared to $627.1 million in the prior year. In 2017, net cash used in investing activities primarily consisted of a $26.7 million for capital expenditures partially offset by proceeds from the sale of intangible assets and property, plant and equipment of $21.5 million. In 2016, net cash used in investing activities primarily consisted of a $585.8 million payment to fund the Teva Transaction. Increased capital expenditures in 2016 were partially offset by proceeds from the repayment by Tolmar of the outstanding $15.0 million balance due to us under Impax’s loan and security agreement with Tolmar pursuant to which provided to Tolmar one or more loans in an aggregate amount not to exceed $15.0 million (the “Tolmar Loan Agreement”).

Net cash used in financing activities for the year ended December 31, 2017 was $73.7 million, representing a decrease of $456.2 million as compared to $382.5 million net cash provided by financing activities in the prior year. In 2017, $70.0 million of principal payments were made on the $400.0 million of proceeds from the term loan entered into with Royal Bank of Canada to finance the Teva Transaction in 2016. In 2016, net cash provided by financing activities primarily consisted of $400.0 million of proceeds from the term loan entered into with Royal Bank of Canada to finance the Teva Transaction.

Cash Flows—Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Net cash provided by operating activities for the year ended December 31, 2016 was $83.9 million, a decrease of $8.6 million as compared to the prior year $92.5 million net cash provided by operating activities. While the 2016 cash flows from operations were relatively stable compared to 2015, there were some large variations in the line items. Impax’s lower net income during 2016 was more than offset by higher non-cash items. Significant changes in non-cash items during 2016 included higher depreciation and amortization resulting from acquisition activity, non-cash interest expense, intangible asset impairment charges, and the reserve related to the receivable from Turing. Working capital items also experienced significant changes in 2016 compared to the prior year as increased cash flow from accounts receivable collections were more than offset by higher cash outflows related to profit sharing payments, higher inventory in support of product launches as well as lower cash inflows from accounts payable and accrued expenses largely related to payments made on behalf of Turing.

Net cash used in investing activities for the year ended December 31, 2016 was $627.1 million, an increase of $159.6 million compared to $467.5 million in the prior year. In 2016, net cash used in investing activities primarily consisted of a $585.8 million payment to fund the Teva Transaction. Increased capital expenditures in 2016 were partially offset by proceeds from the repayment by Tolmar of the outstanding $15.0 million balance due to us under the Tolmar Loan Agreement. Net cash used in investing activities for the prior year included a $691.3 million payment to fund the Tower Acquisition, partially offset by $200.1 million from the maturity of investments and $59.5 million in proceeds from the sale to Turing of Impax’s rights to Daraprim®, both of which had no similar activity during 2016.

Net cash provided by financing activities for the year ended December 31, 2016 was $382.5 million, representing a decrease of $118.4 million as compared to $500.9 million in the prior year. In 2016, net cash provided by financing activities primarily consisted of $400.0 million of proceeds from the term loan entered into with Royal Bank of Canada to finance the Teva Transaction. In contrast, prior year net cash provided by financing activities included $600.0 million from the issuance of convertible notes and $88.3 million from the sale of warrants, offset by the payment of $147.0 million to purchase the bond hedge derivative asset, for which similar activity did not occur during 2016.

Commitments and Contractual Obligations

Impax’s contractual obligations as of December 31, 2017 were as follows (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Open Purchase Order Commitments	$108,071	$108,071	$—	$—	$—
Operating Leases(a)	28,142	5,575	6,318	5,136	11,113
Long-term debt obligations	925,000	20,000	305,000	600,000	—
Interest payments on long-term debt obligations(b)	112,852	29,286	77,566	6,000	—

Total(c)	$1,174,065	$162,932	$388,884	$611,136	$11,113

(a)

Impax leases office, warehouse, and laboratory facilities under non-cancelable operating leases with expiration dates through December 2027. Impax also leases certain equipment under various non-cancelable operating leases with various expiration dates through July 2022.

(b)	Interest on existing debt obligations was calculated based on applicable rates at December 31, 2017.
(c)

Liabilities for uncertain tax positions FASB ASC Topic 740, Sub-topic 10, were excluded as Impax is not able to make a reasonably reliable estimate of the amount and period of related future payments. As of December 31, 2017, Impax had a $3.5 million provision for uncertain tax positions.

Off-Balance Sheet Arrangements

Impax did not have any off-balance sheet arrangements as of December 31, 2017 and 2016.

Outstanding Debt Obligations Prior to the Closing

The following section describes Impax’s material debt obligations that were terminated upon the Closing in connection with the consummation of the Transactions.

Royal Bank of Canada Credit Facilities

On August 3, 2016, Impax entered into a restatement agreement with Royal Bank of Canada, as administrative agent, and the lenders and guarantors party thereto (the “Restatement Agreement”). The Restatement Agreement amends and restates the existing Revolving Credit Facility Agreement (as amended and restated and amended to date, the “Amended and Restated Credit Agreement”) to, among other things, (i) add a term loan feature to allow for the borrowing of up to $400.0 million of term loans (the “Term Loan Facility”) by us in accordance with the terms of the Amended and Restated Credit Agreement, (ii) increase the aggregate principal amount of revolving loans permitted under the Amended and Restated Credit Agreement (the “Revolving Credit Facility,” and, together with the Term Loan Facility, the “RBC Credit Facilities”), from $100.0 million to $200.0 million and (iii) extend the maturity date of the Revolving Credit Facility from August 4, 2020 to August 3, 2021. On March 27, 2017, Impax entered into Amendment No. 1 by and among us, Royal Bank of Canada, as administrative agent, and the lenders party thereto (the “Amendment”) to the Amended and Restated Credit Agreement.

Borrowings under the Amended and Restated Credit Agreement will accrue interest at a rate equal to LIBOR or the base rate, plus an applicable margin. The applicable margin may be increased or reduced by 0.25% based on Impax’s total net leverage ratio. Up to $12.5 million of the Revolving Credit Facility is available for issuance of letters of credit and any such letters of credit will reduce the amount available under the Revolving Credit Facility on a dollar-for-dollar basis. Impax is required to pay a commitment fee to the lenders on the average daily unused portion of the Revolving Credit Facility at 0.50% or 0.375% per annum, depending its total net leverage ratio.

The Amended and Restated Credit Agreement contains certain negative covenants (subject to exceptions, materiality thresholds and other allowances) including, without limitation, negative covenants that limit Impax’s and its restricted subsidiaries’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make loans, acquisitions or other investments, dispose of assets, make optional payments in connection with or modify certain debt instruments, pay dividends or make other payments on capital stock, engage in mergers or consolidations, enter into arrangements that restrict Impax’s and its restricted subsidiaries’ ability to pay dividends or grant liens, engage in transactions with affiliates, or change its fiscal year. Prior to the effective date of the Amendment on March 27, 2017 the Amended and Restated Credit Agreement also included a financial maintenance covenant whereby Impax must not permit its total net leverage ratio in any 12-month period to exceed 5.00:1.00, as tested at the end of each fiscal quarter. Effective as of March 27, 2017 and pursuant to Amendment, the total net leverage ratio financial covenant was replaced with a senior secured net leverage ratio financial covenant. Pursuant to the Amendment, Impax must not permit its senior secured net leverage ratio to exceed 2.50:1.00 and its interest coverage ratio to be less than 3.00:1.00, in each case in any 12-month period, as tested at the end of each fiscal quarter. Impax were in compliance with all of its covenants under the Amended and Restated Credit Agreement as of December 31, 2017.

The Amended and Restated Credit Agreement contains events of default, including, without limitation (subject to customary grace periods and materiality thresholds), events of default upon (i) the failure to make payments pursuant to the terms of the Amended and Restated Credit Agreement, (ii) violation of covenants, (iii) incorrectness of representations and warranties, (iv) cross-default and cross-acceleration to other material indebtedness, (v) bankruptcy events, (vi) material monetary judgments (to the extent not covered by insurance), (vii) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, that could reasonably be expected to result in a material adverse effect, (viii) the actual or asserted invalidity of the documents governing the RBC Credit Facilities, any material guarantees or the security interests (including priority thereof) required under the Amended and Restated Credit Agreement and (ix) the occurrence of a change of control (as defined therein). Upon the occurrence of certain events of default, the obligations under the Amended and Restated Credit Agreement may be accelerated and any remaining commitments thereunder may be terminated.

The full amount of the proceeds from the Term Loan Facility of $400.0 million, along with $196.4 million of cash were used to finance the Teva Transaction, including transaction fees, on its closing date of August 3, 2016. As of December 31, 2017, the full amount of the $200.0 million Revolving Credit Facility remains available to us for working capital and other general corporate purposes.

In connection with the Term Loan Facility, Impax incurred $11.0 million of debt issuance costs for banking, legal and accounting fees and other expenses during the third quarter of 2016. In connection with the Amendment, Impax incurred $0.8 million of debt issuance costs for banking fees during the first quarter of 2017. These debt issuance costs were recorded on Impax’s consolidated balance sheet as a reduction to the current and long-term portions of debt related to the Term Loan Facility. These deferred debt issuance costs will be accreted to interest expense over the term of the debt using the effective interest method. In connection with the increase in the aggregate principal amount of revolving loans permitted under the Revolving Credit Facility, Impax incurred $0.8 million of debt issuance costs for banking fees which were recorded as an asset with current and long-term portions on its consolidated balance sheet. These deferred debt issuance costs, in addition to the $0.3 million balance remaining from the initial balance remaining from the initial $100.0 million revolving credit facility, will be amortized to interest expense over the term of the Revolving Credit Facility using the straight-line method.

For the year ended December 31, 2017, Impax recognized $17.7 million of interest expense related to the Term Loan Facility, of which $15.5 million was cash and $2.2 million was non-cash accretion of the debt discount recorded for deferred debt issuance costs. For the period of August 3, 2016 through December 31, 2016, Impax recognized $6.9 million of interest expense related to the Term Loan Facility, of which $6.0 million was cash and $0.9 million was non-cash accretion of debt discounts recorded for deferred debt issuance costs. As of December 31, 2017, the Term Loan Facility had a carrying value of $317.5 million, of which $17.8 million is classified as current debt and $299.7 million is classified as long-term debt on Impax’s consolidated balance sheet. The Term Loan Facility requires us to make quarterly principal payments of $5.0 million beginning from December 2016 through June 2021, and the remaining principal balance is payable in August 2021. As of December 31, 2017, the outstanding principal amount for the Term Loan Facility was $325.0 million.

Loss on Early Extinguishment of Debt—Voluntary Prepayment of $50.0 Million of Principal—RBC Term Loan Facility

On February 28, 2017, Impax made a voluntary prepayment in the amount of $50.3 million under its Term Loan Facility representing $50.0 million of principal amount and $0.3 million of accrued interest thereon. As a result of the voluntary prepayment, for the quarter ended March 31, 2017, Impax recorded a loss on early extinguishment of debt of $1.2 million to write-off a pro rated portion of the related unaccreted debt issuance costs.

2% Convertible Senior Notes due June 2022

On June 30, 2015, Impax issued an aggregate principal amount of $600.0 million of 2.00% Convertible Senior Notes due June 2022 (the “Notes”) in a private placement offering, which are its senior unsecured obligations. The Notes were issued pursuant to an Indenture dated June 30, 2015 (the “Indenture”) between us and Wilmington Trust, N.A., as trustee. The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be due and payable immediately. The Notes will mature on June 15, 2022, unless earlier redeemed, repurchased or converted. The Notes bear interest at a rate of 2.00% per year, and interest is payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2015.

The conversion rate for the Notes is initially set at 15.7858 shares per $1,000 of principal amount, which is equivalent to an initial conversion price of $63.35 per share of Impax’s common stock. If a Make-Whole Fundamental Change (as defined in the Indenture) occurs or becomes effective prior to the maturity date and a holder elects to convert its Notes in connection with the Make-Whole Fundamental Change, Impax are obligated to increase the conversion rate for the Notes so surrendered by a number of additional shares of its common stock as prescribed in the Indenture. Additionally, the conversion rate is subject to adjustment in the event of an equity restructuring transaction such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (“standard antidilution provisions,” per FASB ASC 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”)).

The Notes are convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding December 15, 2021 only under the following circumstances:

(i)

If during any calendar quarter commencing after the quarter ending September 30, 2015 (and only during such calendar quarter) the last reported sale price of Impax’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 130% of the conversion price on each applicable trading day; or

(ii)

If during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 of principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last report sale price of Impax’s common stock and the conversion rate on each such trading day; or

(iii)	Upon the occurrence of corporate events specified in the Indenture.

On or after December 15, 2021 until the close of business on the second scheduled trading day immediately preceding the maturity date, the holders may convert their Notes at any time, regardless of the foregoing circumstances. Impax may satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election and in the manner and subject to the terms and conditions provided in the Indenture.

Concurrently with the offering of the Notes and using a portion of the proceeds from the sale of the Notes, Impax entered into a series of convertible note hedge and warrant transactions (the “Note Hedge Transactions” and “Warrant Transactions”) which are designed to reduce the potential dilution to its stockholders and/or offset the cash payments Impax are required to make in excess of the principal amount upon conversion of the Notes. The Note Hedge Transactions and Warrant Transactions are separate transactions, in each case, entered into by us with a financial institution and are not part of the terms of the Notes. These transactions will not affect any holder’s rights under the Notes, and the holders of the Notes have no rights with respect to the Note Hedge Transactions and Warrant Transactions. See “Note 10. Debt” and “Note 11. Stockholders’ Equity” for additional information.

For the years ended December 31, 2017 and December 31, 2016, Impax recognized $35.5 million and $33.8 million, respectively, of interest expense related to the Notes, of which $12.0 million and $12.0 million, respectively, was cash and $23.5 million and $21.8 million, respectively, was non-cash accretion of the debt discounts recorded. As the Notes mature in 2022, they have been classified as long-term debt on Impax’s consolidated balance sheets, with a carrying value of $469.9 million and $446.4 million as of December 31, 2017 and December 31, 2016, respectively. Accrued interest payable on the Notes of $0.5 million as of both December 31, 2017 and December 31, 2016 is included in accrued expenses on Impax’s consolidated balance sheets.

On November 6, 2017, Impax entered into a supplemental indenture (the “First Supplemental Indenture”) to the Indenture. The First Supplemental Indenture was entered into to effectuate certain amendments to the Indenture in connection with the consummation of Impax’s consent solicitation with respect to the Notes on October 30, 2017, seeking consents from holders of the Notes to the proposed amendments as set forth in the First Supplemental Indenture.

The First Supplemental Indenture (a) amends a covenant in the Indenture relating to Impax’s corporate existence, (b) allows Impax to satisfy its reporting requirements by providing reports of any parent entity, (c) adds a provision to the Indenture requiring Impax to make and consummate a tender offer for any outstanding notes under the Indenture, and (d) expressly authorizes Impax to consummate the transactions contemplated by the Business Combination Agreement.

Critical Accounting Policies and Use of Estimates

The preparation of Impax’s consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and the rules and regulations of the U.S. Securities & Exchange Commission (“SEC”) require the use of estimates and assumptions, based on complex judgments considered reasonable, and affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant judgments are employed in estimates used in determining values of tangible and intangible assets, contingent consideration, legal contingencies, tax assets and tax liabilities, fair value of share-based compensation related to equity incentive awards issued to employees and directors, and estimates used in applying Impax’s revenue recognition policy including those related to accrued chargebacks, rebates, distribution service fees, product returns, Medicare, Medicaid, and other government rebate programs, shelf-stock adjustments, and the timing and amount of deferred and recognized revenue under its several alliance and collaboration agreements. Actual results may differ from estimated results. Certain prior year amounts have been reclassified to conform to the presentation for the year ended December 31, 2017.

Although Impax believes its estimates and assumptions are reasonable when made, they are based upon information available to us at the time they are made. Impax periodically reviews the factors having an influence on its estimates and, if necessary, adjust such estimates. Due to the risks and uncertainties involved in Impax’s business and evolving market conditions, and given the subjective element of the estimates made, actual results may differ from estimated results. This possibility may be greater than normal during times of pronounced economic volatility.

Impax Generics sales, net, and Impax Specialty Pharma sales, net. Impax recognizes revenue from the sale of products when title and risk of loss of the product is transferred to the customer and the sales price is fixed and determinable. Provisions for discounts, early payments, rebates, sales returns and distributor chargebacks under terms customary in the industry are provided for in the same period the related sales are recorded. Impax record estimated reductions to revenue at the time of the initial sale and these estimates are based on the sales terms, historical experience and trend analysis.

Gross to Net Sales Accruals. Sales returns accruals are based on using a historical lag period, which is the time between when the product is sold and when it is ultimately returned, and estimated return rates which may be adjusted based on various assumptions including: changes to internal policies and procedures, business practices, commercial terms with customers, and the competitive position of each product; the amount of inventory in the wholesale and retail supply chain; the introduction of new products; and changes in market sales information. Impax also consider other factors, including significant market changes which may impact future expected returns, and actual product returns. Impax allow our customers to return product if approved by authorized personnel in writing or by telephone with the lot number and expiration date accompanying any request and if such products are returned within six months prior to or until twelve months following, the product’s expiration date. Impax estimates and recognizes an accrued provision for product returns as a percentage of gross sales based upon historical experience. Any changes from the historical trend rates are considered in determining the current sales return allowance. If the historical data Impax uses to calculate these estimates do not properly reflect future returns, then a change in the allowance would be made in the period in which such a determination is made and revenues in that period could be materially affected.

Cash discount accruals are based on payment terms extended to customers which are generally 2% to 3% of the gross selling price, as an incentive for paying within invoice terms, which generally range from 30 to 90 days. An estimate of cash discounts is recorded in the same period when revenue is recognized.

Government rebate accruals are based on estimated payments due to governmental agencies for purchases made by third parties under various governmental programs. U.S. Medicaid rebate accruals are generally based on historical payment data and estimates of future Medicaid beneficiary utilization applied to the Medicaid unit rebate formula established by the Center for Medicaid and Medicare Services. The accrual of the rebates associated with Medicaid Managed Care Organizations is calculated based on actual billings received from the states. Impax adjusts the rebate accruals as more information becomes available and to reflect actual claims experience. Effective January 1, 2011, manufacturers of pharmaceutical products are responsible for 50% of the patient’s cost of branded prescription drugs related to the Medicare Part D Coverage Gap. In order to estimate the cost to us of this coverage gap responsibility, Impax analyzes the historical invoices. This expense is recognized throughout the year as costs are incurred. TRICARE is a health care program of the U.S. Department of Defense Military Health System that provides civilian health benefits for military personnel, military retirees and their dependents. TRICARE rebate accruals are based on estimated Department of Defense eligible sales multiplied by the TRICARE rebate formula.

Rebates and administrative fees are offered to certain customers, group purchasing organizations and pharmacy benefit managers, consistent with pharmaceutical industry practices. Settlement of rebates and fees may generally occur from one to 15 months from the date of sale. Impax provides a provision for rebates and administrative fees at the time of sale based on contracted rates and historical redemption rates. Assumptions used to establish the provision include level of customer inventories, contract sales mix and average contract pricing. Impax regularly reviews the information related to these estimates and adjust the provision accordingly.

Chargeback accruals are based on the differentials between product acquisition prices paid by wholesalers and lower contract pricing paid by eligible customers.

Distribution service fee accruals are based on contractual fees to be paid to the wholesale distributor for services provided.

A significant majority of Impax’s gross to net accruals are the result of chargebacks and rebates and administrative fees, with the majority of those programs having an accrual to payment cycle of three months. In addition to this relatively short accrual to payment cycle, Impax receives monthly information from the wholesalers regarding their sales of its products and actual on hand inventory levels of its products. During the year ended December 31, 2017, the three large wholesalers account for 99% of Impax’s chargebacks and 66% of its indirect sales rebates. Consistent with the pharmaceutical industry, the accrual to payment cycle for returns is longer and can take several years depending on the expiration of the related products. However, returns represent the smallest gross to net adjustment. Impax has not experienced any significant changes in its estimates as it relates to its chargebacks, rebates or returns in each of the years in the three-year period ended December 31, 2017.

The following tables are rollforwards of the activity in the reserves for the years ended December 31, 2017, 2016 and 2015 with an explanation for any significant changes in the accrual percentages (in thousands):

	Years Ended December 31,
	2017	2016	2015
Chargeback reserve
Beginning balance	$151,978	$102,630	$43,125
Acquired balances	—	—	24,532
Provision recorded during the period	1,212,039	1,011,400	833,157
Credits issued during the period	(1,227,126)	(962,052)	(798,184)

Ending balance	$136,891	$151,978	$102,630

Provision as a percent of gross product sales	42%	36%	34%

As noted in the table above, the provision for chargebacks, as a percent of gross product sales, increased to 42% in 2017 from 36% in 2016 primarily due to the change in products sales mix due to the Teva Transaction, which closed in August 2016 and which products carry a higher chargeback rate, a higher chargeback rate on both Fenofibrate and Budesonide product sales due to increase market competition in 2017 and lower product sales of Diclofenac Sodium Gel, which carried a lower chargeback rate.

The aggregate provision for chargebacks, as a percent of gross product sales, increased to 36% in 2016 from 34% in 2015 primarily as a result of product sales mix and inclusion of product sales from the Tower Acquisition and Teva Transaction.

	Years Ended December 31,
	2017	2016	2015
Rebate reserve
Beginning balance	$300,647	$265,229	$88,812
Acquired balances	—	—	75,447
Provision recorded during the period	663,724	768,629	571,642
Credits issued during the period	(769,104)	(733,211)	(470,672)

Ending balance	$195,267	$300,647	$265,229

Provision as a percent of gross product sales	23%	27%	23%

As noted in the table above, the provision for rebates, as a percent of gross product sales, decreased from 27% during the year ended December 31, 2016 to 23% during the year ended December 31, 2017 as a result of lower product sales of Diclofenac Sodium Gel, which carried a higher rebate rate, and the discontinuation of the Amphetamine Salts IR products in May 2017, which carried a higher rebate rate.

The provision for rebates, as a percent of gross product sales, increased from 23% during the year ended December 31, 2015 to 27% during the year ended December 31, 2016 as a result of product sales mix, the formation of alliances between certain major wholesalers and major retailers and the inclusion of product sales from the Tower Acquisition, which carry a higher rebate rate.

The table above represents rebates in both the Impax Generics and Impax Specialty Pharma divisions. The payment mechanisms for rebates in the Impax Generics and Impax Specialty Pharma divisions are different, which impacts the location on its balance sheet. Only rebates in the Impax Generics division are shown, as Impax Specialty Pharma rebates are classified as Accrued Expenses on Impax’s consolidated balance sheets.

	Years Ended December 31,
	2017	2016	2015
Returns reserve
Beginning balance	$72,888	$48,950	$27,174
Acquired balances	—	—	11,364
Provision related to sales recorded in the period	47,709	52,383	43,967
Credits issued during the period	(44,304)	(28,445)	(33,555)

Ending balance	$76,293	$72,888	$48,950

Provision as a percent of gross product sales	1.7%	1.9%	2.0%

As noted in the table above, the provision for returns as a percent of gross product sales decreased to 1.7% in 2017 compared to 1.9% in 2016 as a result of slightly lower historical returns experience.

The provision for returns as a percent of gross product sales decreased to 1.9% in 2016 compared to 2.0% in 2015 as a result of slightly lower historical returns experience.

Medicaid and Other Government Pricing Programs. As required by law, Impax provides a rebate payment on drugs dispensed under the Medicaid, Medicare Part D, TRICARE, and other U.S. government pricing programs. Impax determines its estimate of the accrued rebate reserve for government programs primarily based on historical experience of claims submitted by the various states, and other jurisdictions, as well as any new information regarding changes in the pricing programs that may impact its estimate of rebates. In determining the appropriate accrual amount, Impax considers historical payment rates and processing lag for outstanding claims and payments. Impax records estimates for government rebate payments as a deduction from gross sales, with corresponding adjustments to accrued liabilities. The accrual for payments under government pricing programs totaled $60.3 million, $72.1 million, and $91.7 million as of December 31, 2017, December 31, 2016 and December 31, 2015, respectively.

Shelf-Stock Adjustments. Based upon competitive market conditions, Impax may reduce the selling price of some of its products to customers for certain future product shipments. Impax may issue a credit against the sales amount to a customer based upon its remaining inventory of the product in question, provided the customer agrees to continue to make future purchases of product from us. This type of customer credit is referred to as a shelf-stock adjustment, which is the difference between the sales price and the revised lower sales price, multiplied by an estimate of the number of product units on hand at a given date. Decreases in selling prices are discretionary decisions made by us in response to market conditions, including estimated launch dates of competing products and estimated declines in market price. The accrued reserve for shelf-stock adjustments totaled $7.5 million, $7.0 million, and $6.6 million as of December 31, 2017, December 31, 2016 and December 31, 2015, respectively.

Rx Partner and OTC Partner. Each of Impax’s Rx Partner and OTC Partner agreements contain multiple deliverables in the form of products, services and/or licenses over extended periods. FASB ASC Topic 605-25 supplemented SAB 104 and provides guidance for accounting for such multiple-element revenue arrangements. With respect to its multiple-element revenue arrangements that are material to its financial results, Impax determines whether any or all of the elements of the arrangement should be separated into individual units of accounting under FASB ASC Topic 605-25. If separation into individual units of accounting is appropriate, Impax recognizes revenue for each deliverable when the revenue recognition criteria specified by SAB 104 are achieved for the deliverable. If separation is not appropriate, Impax recognizes revenue and related direct manufacturing costs over the estimated life of the agreement or its estimated expected period of performance using either the straight-line method or a modified proportional performance method.

The Rx Partners and OTC Partners agreements obligate us to deliver multiple goods and/or services over extended periods. Such deliverables include manufactured pharmaceutical products, exclusive and semi-exclusive marketing rights, distribution licenses, and research and development services. In exchange for these deliverables, Impax receives payments from its agreement partners for product shipments and research and development services, and may also receive other payments including royalty, profit sharing, upfront payments, and periodic milestone payments. Revenue received from Impax’s partners for product shipments under these agreements is generally not subject to deductions for chargebacks, rebates, product returns, and other pricing adjustments. Royalty and profit sharing amounts Impax receives under these agreements are calculated by the respective agreement partner, with such royalty and profit share amounts generally based upon estimates of net product sales or gross profit which include estimates of deductions for chargebacks, rebates, product returns, and other adjustments the alliance agreement partners may negotiate with their customers. Impax records the agreement partner’s adjustments to such estimated amounts in the period the agreement partner reports the amounts to us.

OTC Partner revenue was previously related to Impax’s alliance and collaboration agreement with Pfizer, Inc., formerly Wyeth LLC (“Pfizer”) and its supply agreement with L. Perrigo Company (“Perrigo”) with respect to the supply of over-the-counter pharmaceutical product Loratadine and Pseudoephedrine Sulfate 5 mg/120 mg 12-hour Extended Release Tablets (the “D12 Product”). Following the expiration of its obligation to supply the D12 Product to Pfizer and Perrigo as described below, Impax does not currently sell any over-the-counter pharmaceutical products through this sales channel. Impax previously recognized profit share revenue in the period earned.

During the quarter ended September 30, 2016, Impax sold the ANDAs for both the D12 Product and Loratadine and Pseudoephedrine Sulfate 10 mg/240 mg 24-hour Extended Release Tablets, in addition to other specified assets, to Perrigo pursuant to an asset purchase agreement with Perrigo dated as of March 31, 2016 (the “Perrigo APA”). Under the terms of the Perrigo APA, Impax was required to continue to supply the D-12 Product to Pfizer and Perrigo until the date that was the earliest of (i) the date that Perrigo’s manufacturing facility was approved to manufacture the D-12 Product and (ii) December 31, 2017. On November 30, 2017, Impax transferred manufacturing of the D12 Product to Perrigo and assigned and transferred its supply agreement with Pfizer in its entirety to Perrigo in accordance with the Perrigo APA.

Research Partner. Impax has entered into development agreements with unrelated third-party pharmaceutical companies under which Impax iscollaborating in the development of five dermatological products, including four generic products and one branded dermatological product. Impax is not currently in the process of developing the branded dermatological product. Under each of the development agreements, Impax received an upfront fee with the potential to receive additional milestone payments upon completion of contractually specified clinical and regulatory milestones. Impax defers and recognizes revenue received from the achievement of contingent research and development milestones in the period such payment is earned. Impax will recognize royalty fee income, if any, as current period revenue when earned.

Estimated Lives of Alliance and Collaboration Agreements. Because Impax may defer revenue Impax receives under its alliance agreements, and recognize it over the estimated life of the related agreement, or its expected period of performance, Impax isrequired to estimate the recognition period under each such agreement in order to determine the amount of revenue to be recognized in each period. Sometimes this estimate is based on the fixed term of the particular alliance agreement. In other cases the estimate may be based on more subjective factors as noted in the following paragraphs. While changes to the estimated recognition periods have been infrequent, such changes, should they occur, may have a significant impact on Impax’s consolidated financial statements.

Third-Party Research Agreements. In addition to its own research and development resources, Impax may use unrelated third-party vendors, including universities and independent research companies, to assist in its research and development activities. These vendors provide a range of research and development services to us, including clinical and bio-equivalency studies. Impax generally signs agreements with these vendors which establish the terms of each study performed by them, including, among other things, the technical specifications of the study, the payment schedule, and timing of work to be performed. Third-party researchers generally earn payments either upon the achievement of a milestone, or on a pre-determined date, as specified in each study agreement. Impax accounts for third-party research and development expenses as they are incurred according to the terms and conditions of the respective agreement for each study performed, with an accrued expense at each balance sheet date for estimated fees and charges incurred by us, but not yet billed to us. Impax monitors aggregate actual payments and compare them to the estimated provisions to assess the reasonableness of the accrued expense balance at each quarterly balance sheet date.

Share-Based Compensation. Impax recognizes the grant date fair value of each option and restricted share over its vesting period. Stock options and restricted stock awards granted under the 2002 Plan generally vest over a four year period and, in the case of stock options, have a term of ten years. Impax estimates the fair value of each stock option award on the grant date using the Black-Scholes-Merton option-pricing model, wherein expected volatility is based on historical volatility of its common stock. Impax bases the expected term calculation on the “simplified” method described in SAB No. 107, Share-Based Payment and SAB No. 110, Share-Based Payment, because it provides a reasonable estimate in comparison to its actual experience. Impax bases the risk-free interest rate on the U.S. Treasury yield in effect at the time of grant for an instrument with a maturity that is commensurate with the expected term of the stock options. The dividend yield is zero as Impax has never paid cash dividends on its common stock, and have no present intention to pay cash dividends.

Income Taxes. Impax is subject to U.S. federal, state and local income taxes, Netherlands income tax, Republic of Ireland income tax and Taiwan R.O.C. income taxes. In accordance with U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 118 (“SAB 118”) the amounts recorded in the fourth quarter of 2017 related to the 2017 Tax Reform Act represent reasonable estimates based on Impax’s analysis to date and are considered to be provisional and subject to revision during 2018. Provisional amounts were recorded for the Transition Tax, and the re-measurement of its 2017 U.S. net deferred tax liabilities. These amounts are considered to be provisional as Impax continues to assess available tax methods and elections and refine its computations. In addition, further regulatory guidance related to the 2017 Tax Reform Act is expected to be issued in 2018 which may result in changes to Impax’s current estimates. Any revisions to the estimated impacts of the 2017 Tax Reform Act will be recorded quarterly until the computations are complete which is expected no later than the fourth quarter of 2018.

Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against net deferred tax assets. The process involves summarizing temporary differences between the financial statement carrying values (in accordance with U.S. GAAP) and the tax bases of Impax’s assets and liabilities. These differences result in a net deferred tax asset or liability, which is included within the consolidated balance sheet. In addition, Impax is required to assess whether valuation allowances should be established against its deferred tax assets based on consideration of all available evidence using a “more likely than not” standard. To the extent a valuation allowance is established in a period, an expense must generally be recorded within the income tax provision in the statement of operations.

In assessing the realizability of its deferred tax assets, Impax considers whether it is more likely than not that its deferred tax assets will be realized based upon all available evidence, including, but not limited to, scheduled reversal of deferred tax liabilities, prior earnings history, projected future earnings, carryback and carryforward periods and the feasibility of ongoing tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset. The weight Impax affords the evidence is commensurate with the extent the evidence may be objectively verified. As such, Impax did not rely on or project future taxable income (exclusive of reversing taxable temporary differences and carryforwards) to outweigh objective negative evidence of a recent financial reporting loss for the years ended December 31, 2017 or December 31, 2016.

In relying on the objectively verifiable negative evidence of the three-year cumulative loss, and in not considering or projecting taxable income under the provisions of FASB ASC Topic 740, “Income Taxes,” Impax confined its sources of income to realize the deferred tax assets to (1) carryback to recover taxes paid in the current year or prior years and (2) offsetting taxable amounts related to taxable temporary differences within the carryback or carryforward period for which deferred tax liabilities are more likely than not to be realized. The deferred tax liabilities consist of indefinite-lived acquired in-process research and development (“IPR&D”) product rights.

Impax’s consolidated net deferred tax asset valuation allowance totaled $184.6 million as of December 31, 2017, such that Impax realizes on a more likely than not basis, a tax-effected net deferred tax liability of $3.2 million. If actual results differ from these estimates or these estimates are adjusted in future periods, the valuation allowance may need to be adjusted, which could materially impact Impax’s financial position and results of operations. If sufficient positive evidence arises in the future indicating that all or a portion of the deferred tax assets meet the more likely than not standard for realization, the valuation allowance would be reduced accordingly in the period that such a conclusion is reached.

Impax recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Impax reevaluates the effect of uncertain income tax positions on a quarterly basis, and any changes in recognition or measurement are reflected in the period in which the change in judgment occurs. This evaluation is based on factors including, but not limited to, changes in facts and circumstances, changes in tax law, effectively settled issues, and new audit activity. Any changes in these factors could result in changes to a tax benefit or tax provision.

Contingencies. In the normal course of business, Impax is subject to loss contingencies, such as legal proceedings and claims arising out of its business, covering a wide range of matters, including, among others, patent litigation, stockholder lawsuits, and product and clinical trial liability. In accordance with FASB ASC Topic 450, “Contingencies,” Impax records accrued loss contingencies when it is probable a liability will be incurred and the amount of loss can be reasonably estimated. Impax do not recognize gain contingencies until they have been realized.

Intangible Assets. Impax’s intangible assets include both finite lived and indefinite lived assets. Finite lived intangible assets, consisting of marketed product rights and royalties received from product sales by Impax’s third party partners, are amortized over the estimated useful life of the asset based on the pattern in which the economic benefits are expected to be consumed or otherwise used up or, if that pattern is not readily determinable, on a straight-line basis. Indefinite-lived intangible assets consist of acquired IPR&D product rights and acquired future royalty rights to be paid based on other companies’ net sales of products not yet approved. IPR&D assets acquired in a business combination are considered indefinite-lived until the completion or abandonment of the associated research and development efforts. Amortization over the estimated useful life will commence at the time of the respective product’s launch. If FDA approval to market the product is not obtained, Impax will immediately expense the related capitalized cost.

Finite lived intangible assets are tested for impairment when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. All of Impax’s indefinite-lived intangible assets are tested for impairment at least annually during the fourth quarter of the fiscal year, or more often if indicators of impairment are present. Impairment testing requires management to estimate the future undiscounted cash flows of an intangible asset using assumptions believed to be reasonable, but which are unpredictable and inherently uncertain. Actual future cash flows may differ from the estimates used in the impairment testing. Impax recognizes an impairment loss when and to the extent that the estimated fair value of an intangible asset is less than its carrying value.

Goodwill. In accordance with FASB ASC Topic 350, “Goodwill and Other Intangibles,” rather than recording periodic amortization of goodwill, goodwill is subject to an annual assessment for impairment. Under FASB ASC Topic 350, if the fair value of the reporting unit exceeds the reporting unit’s carrying value, including goodwill, then goodwill is considered not impaired, making further analysis not required. Impax considers each of its Impax Generics division and Impax Specialty Pharma division operating segments to be a reporting unit, as this is the lowest level for each of which discrete financial information is available. Impax attributes $59.7 million of goodwill to the Impax Specialty Pharma division and $147.6 million of goodwill to the Impax Generics division.

Impax concluded the carrying value of goodwill was not impaired as of December 31, 2017 and 2016, as the fair value of the Impax Specialty Pharma division and the Impax Generics division exceeded their respective carrying values at each date. In the fourth quarter of 2017, Impax determined that it was not more likely than not that the fair value of goodwill was less than its carrying value. As a result Impax did not perform a quantitative analysis. In the fourth quarter of 2016, Impax performed a quantitative analysis and estimated the fair value of the Impax Specialty Pharma division and the Impax Generics division using a discounted cash flow model for both the reporting unit and the enterprise, as well as earnings and revenue multiples per common share outstanding for enterprise fair value. In addition, on a quarterly basis, Impax performs a review of its business operations to determine whether events or changes in circumstances have occurred that could have a material adverse effect on the estimated fair value of each reporting unit, and thus indicate a potential impairment of the goodwill carrying value. If such events or changes in circumstances were deemed to have occurred, Impax would perform an interim impairment analysis, which may include the preparation of a discounted cash flow model, or consultation with one or more valuation specialists, to analyze the impact, if any, on its assessment of the reporting unit’s fair value.

Recent Accounting Pronouncements

Recently issued accounting standards are discussed in Note 5 of the consolidated financial statements of Impax included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

Impax’s cash is held on deposit in demand accounts at large financial institutions in amounts in excess of the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000 per depositor, per FDIC-insured bank, per ownership category. Impax’s cash equivalents are comprised of highly-rated money market funds. Impax had no short-term investments as of December 31, 2017 or December 31, 2016.

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash equivalents and accounts receivable. Impax limits its credit risk associated with cash equivalents by placing investments with high credit quality securities, including U.S. government securities, treasury bills, corporate debt, short-term commercial paper and highly-rated money market funds. Impax is party to a Term Loan facility of $400.0 million (of which $325.0 million is outstanding as of December 31, 2017) and a Revolving Credit Facility, of up to $200.0 million pursuant to the RBC Credit Facilities. The amount under Impax’s Revolving Credit Facility is available for working capital and other general corporate purposes. Impax also issued the Notes in a private placement offering on June 30, 2015, which are its senior unsecured obligations, as described above under “Outstanding Debt Obligations.”

Impax limits its credit risk with respect to accounts receivable by performing credit evaluations when deemed necessary. Impax does not require collateral to secure amounts owed to us by its customers. Impax recorded a reserve in the amount of $48.0 million on its consolidated statement of operations for the period ended March 31, 2016, representing the full amount of the estimated receivable due from Turing for reimbursement of Daraprim®

chargebacks and Medicaid rebate liabilities as of March 31, 2016. During the fourth quarter of 2016, Impax received $7.7 million in payments from Turing. During the year ended December 31, 2017, Impax increased the reserve balance by a net $4.0 million, consisting of a $5.0 million increase in the reserve resulting from additional Medicaid rebate claims received during the period and a $1.0 million reduction in the reserve resulting from payments received from Turing during the period. As of December 31, 2017, the $44.3 million estimated receivable due from Turing was fully reserved.

Prior to June 30, 2015, Impax had no derivative assets or liabilities and did not engage in any hedging activities. As a result of its June 30, 2015 issuance of the Notes described, Impax entered into a series of convertible note hedge and warrant transactions (the “Note Hedge Transactions” and “Warrant Transactions”) which are designed to reduce the potential dilution to its stockholders and/or offset the cash payments Impax is required to make in excess of the principal amount upon conversion of the Notes.

Impax does not use derivative financial instruments or engage in hedging activities in its ordinary course of business and have no material foreign currency exchange exposure or commodity price risks.

Impax does not believe that inflation has had a significant impact on its revenues or operations to date.